Information Statement Pursuant to Section 14(c) of the Securities Exchange
 Act of 1934



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                                                     (Amendment No.   )


Filed by the Registrant [x]

Filed by the Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Information Statement
[X]      Definitive Information Statement
[ ]      Confidential, for use of the Commission only (as permitted by Rule
14c-5(d)(2)

                                  MYERCOM, INC.

                (Name of Registrant as Specified In Its Charter)

                                  MYERCOM, INC.

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X[      No Fee Required.
[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1)Title of each class of securities to which transaction applies:

(2)Aggregate number of securities to which transaction applies:

         (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)Proposed maximum aggregate value of transaction:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:


(2)Form, Schedule or Registration Statement No.:


(3)Filing Party:


         (4)      Date Filed:



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                                  MYERCOM, INC.
                            24351 Pasto Road Suite B
                          Dana Point, California 92629

                              INFORMATION STATEMENT

                          Mailing Date: April 20, 2004

                  We are not asking you for a proxy and you are
                        requested not to send us a proxy


General

         This Information Statement is furnished to the holders of Common Stock, $.001 par value per share (the "Common Stock"), of Mendocino Capital Partners, Inc. (the "Company") on behalf of the Company in connection with proposed amendments to the Certificate of Incorporation of the Company to change the name of the Company and increase the number of authorized shares of Common Stock from 20,000,000 up to 200,000,000. This amendment has already been approved by the consent of persons holding 800,000 Shares, which is a majority of the 1,000,000 outstanding shares. YOU ARE NOT BEING ASKED FOR A PROXY NOR TO VOTE ON THIS MATTER. THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.

         The cost of this Information Statement will be borne by the Company.

Record Date

         The close of business on March 5, 2004, which is the date of the consent action by shareholders approving the amendment to its articles, was fixed as the record date pursuant to Section 228 of the Delaware General Corporation Law ("DGCL").

         The voting securities of the Company are the shares of its Common Stock, of which 1,000,000 shares were issued and outstanding as of March 5, 2004. All outstanding shares of Common Stock are entitled to one vote on each matter submitted for voting at the Meeting.

Beneficial Ownership of Common Stock

         Principal Shareholders, Directors and Officers. The following table sets forth the beneficial ownership of the Company's Common Stock as of March 5, 2004 by each person known to the Company to own more than five percent (5%) of the Company's Common Stock and by each of the Company's current directors, and by all directors and officers of the Company as a group. The table has been prepared based on information provided to the Company by each shareholder.



                                    Amount of
     Name and                                            Beneficial                         Percent of
      Address                                           Ownership(1)                           Class

Jehu Hand(1)                                               800,000                             80.0%

Kimberly Peterson(1)                                        93,850                              9.4%

All Directors and Officers
as a Group (1 person)                                      800,000                             80.0%



(1)As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security). The address of this person is c/o the Company.


As of March 5, 2004, there were 113 shareholders of record.


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                                 PROPOSAL NO. 1:
                     AMENDMENT OF ARTICLES OF INCORPORATION
             INCREASE OF AUTHORIZED SHARES OF COMPANY'S COMMON STOCK

         The Shareholders holding a majority of the common stock have approved an amendment to Article 4 of the Company's Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock from 20,000,000 up to 200,000,000.

         The  Company's  Articles  of  Incorporation   presently  authorize  the
issuance of 20,000,000 shares of Common Stock having $0.001 par value, of which 1,000,000 shares were outstanding at the close of business on March 5, 2004.

         The Board of Directors has proposed the increase in authorized common shares to provide the Board of Directors with greater flexibility in the event the Board of Directors determines that it is in the best interest of the Company to issue additional shares to raise capital or to effect an acquisition.

         Under the laws of the State of Delaware, authorized, but unissued and unreserved, shares may be issued for such consideration (not less than par value) and purposes as the Board of Directors may determine without further action by the shareholders. The issuance of such additional shares may, under certain circumstances, result in the dilution of the equity or earnings per share of the existing shareholders.

         Although the Board of Directors has no present intent to do so, the unissued and authorized shares of the Company could be issued as defense to an attempted takeover of the Company and may have an anti-takeover effect. Management is not aware of any effort on the part of any person to acquire control of the Company.

         The additional shares of Common Stock authorized by this proposed amendment will, if and when issued, have the same rights and privileges as the shares of Common Stock currently authorized. Holders of shares of Common Stock of the Company have no preemptive rights.

         The amendment will be filed with the Delaware Secretary of State no less than twenty days after the mailing of the Information Statement.


                                 PROPOSAL NO. 2:

         The Shareholders holding a majority of the common stock have approved an amendment to Article 1 of the Company's Articles of Incorporation to change the name of the Corporation to Russian Athena, Inc., or another name selected in the discretion of the Board of Directors. This name change is to reflect the change in the Corporation's underlying business.